FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP ANNOUNCES PLANNED ACQUISITON OF LONDON FOG ® BRAND

The Company also announces it will enter into a license agreement with leading outerwear maker Herman Kay Bromley.

New York, August 21, 2006, Iconix Brand Group, Inc., (NASDAQ: ICON) (“Iconix” or “the Company”) today announced the planned acquisition of the London Fog brand from London Fog Group Inc., subject to certain closing conditions including final court approval from Nevada state bankruptcy court. The acquisition is scheduled to close on August 28, 2006.

Founded in the 1920s, London Fog today is an internationally recognized brand of men’s, women’s and children’s outerwear, apparel, accessories, luggage and travel products. According to a 2006 Women’s Wear Daily study, London Fog ranked as the #1 most recognized brand of outerwear in the United States.

The Company has also announced that it will enter into a license agreement with leading outerwear maker Herman Kay Bromley. Herman Kay Bromley will hold the license for men’s and women’s outerwear and women’s suits in the United States. The Company is currently evaluating numerous additional domestic and international licensing opportunities and will announce a more expanded licensing program shortly.

According to Neil Cole, Chairman and CEO of the Iconix Brand Group, “London Fog is an iconic name with a long and rich heritage and extremely high brand awareness. It will greatly diversify our portfolio by adding a classic brand that appeals to a broad segment of consumers in the U.S. and around the world. We are thrilled to have Herman Kay Bromley as the anchor licensee of what will quickly become a large and diverse licensing program as we expand London Fog into a broader lifestyle brand.”

The purchase price for the transaction will be $30.5 million in cash and $7 million in Iconix stock. The cash portion of the acquisition will be primarily funded through an increase of the Company’s asset backed note, which is secured by the Company’s intellectual property. With the addition of London Fog, and including the closing of the Mossimo acquisition, which the Company anticipates will occur in September, Iconix will own eight strong and diverse consumer brands.

About Iconix Brand Group:

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® and MUDD ®. The Company has also signed a definitive agreement to purchase the brand MOSSIMO ® which is anticipated to close in September of this year. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market. Iconix, through its in-house advertising agency, advertises and markets its brands to continually drive greater consumer awareness and loyalty.

About Herman Kay Bromley:

Herman Kay Bromley is one of the largest coat companies in the United States and has been in business and family run for over seventy years. Herman Kay Bromley manufacturers and sells coats and outerwear under the labels Michael Kors, Anne Klein, JLO and Jones New York, among others, and is based in New York City and run by Barry and Richard Kay.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "project", provide "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200